Exhibit (e)(2)

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT dated as of the 28th day of April, 2003 made between CENTRAL GOLD-TRUST, a trust established by a declaration of trust dated as of the 28th day of April 2003 (the “Trust Declaration”) under the laws of the Province of Ontario, (hereinafter referred to as “Gold-Trust”) and CENTRAL GOLD MANAGERS INC., a corporation incorporated under the laws of the Province of Ontario, (hereinafter referred to as the “Administrator”).

WHEREAS the Administrator was incorporated to provide administrative services to Gold-Trust; and

WHEREAS Gold-Trust is a self-governing limited purpose trust which directly invests its assets primarily in gold bullion and requires the services of an administrator to attend to the administration of its business and affairs as directed by the trustees (the “Trustees”) of Gold-Trust; and

WHEREAS the Administrator is willing to act as administrator of Gold-Trust upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment.  Gold-Trust hereby appoints the Administrator effective from and after April, 28, 2003, as the administrator of Gold-Trust with full authority and responsibility to administer the business and affairs of Gold-Trust, and the Administrator accepts such appointment and agrees to act in such capacity upon and subject to the terms set forth in this Agreement.

2. Responsibilities of the Administrator.  The administrative responsibilities of the Administrator hereunder shall include the general administration of Gold-Trust’s business and affairs in accordance with the policies and directions established from time to time by the Trustees and, in particular, shall include, at the Administrator’s expense:

(i)            keeping full and complete financial, accounting and other records reflecting the financial position of Gold-Trust’s business;

(ii)           reporting to Gold-Trust, its Trustees and through the press to its unitholders (“Unitholders”), on at least a weekly basis as to the net asset value of each unit of Gold-Trust (the “NAV”), where NAV is calculated as the total value of gold bullion, cash and other net assets, less any and all payables, indebtedness and any other liabilities, divided by the total number of outstanding units of Gold-Trust, and the value of gold bullion is calculated on the basis of the p.m. London price fixing for gold bullion.  Reports of NAV in Canadian dollars will be calculated with reference to the Bank of Canada’s noon exchange rate on such date that NAV is calculated;

(iii)          preparing reports to Unitholders, regulatory filing material and other reports to the Trustees as may be reasonably requested from time to time;

(iv)          furnishing office facilities, services and supplies and generally overseeing with its staff and independent contractors the administration of Gold-Trust;

(v)           compensating the officers of Gold-Trust for their services, where applicable;

(vi)          retaining and compensating Sprott Asset Management Inc. for its advisory services, which include the services of John P. Embry and Eric S. Sprott as Trustees; and

(vii)         fulfilling its responsibilities in a manner that does not disable Gold-Trust’s ability to maintain the qualifying status of the units of Gold-Trust under current regulations.

Any directors, officers or employees of the Administrator who are also officers of Gold-Trust or who have been appointed as Trustees of Gold-Trust by the Administrator shall be paid by the Administrator for serving in such capacities and shall not receive any remuneration directly from Gold-Trust therefor.

3. Expenses Borne by Gold-Trust.  Notwithstanding the foregoing, Gold-Trust shall be responsible for paying all costs and expenses incurred in connection with its business except those that are expressly to be borne by the Administrator as set forth in the foregoing section 2 hereof.  Such costs and expenses to be borne by Gold-Trust include, without limitation:

(i)            brokerage fees, charges and commissions;

(ii)           transport, insurance, fees, security transfer taxes, safekeeping and custodian’s fees and other charges arising upon the holding, purchase or sale of gold bullion or other assets by Gold -Trust;

(iii)          legal and audit fees;

(iv)          unit offering costs;

(v)           fees payable for listings, maintenance of listings and filings or other requirements of stock exchanges on which any of Gold-Trust’s units are listed;

(vi)          the cost of printing, mailing and filing financial reports and material for unitholders’ meetings, valuations, reporting to Unitholders, securities regulatory filings and any other purposes required by law;

(vii)         fees payable to any registrar and transfer agent of Gold-Trust’s units;

(viii)        subject to the last paragraph of section 2 hereof, its independent Trustees’ fees and expenses and any liability insurance costs; and

(ix)          the Administrator’s fee payable hereunder.

4. Delegation. The Administrator may, with the prior written approval of the independent Trustees of Gold-Trust, delegate to any person, firm or corporation, including Sprott Asset Management Inc., any of its duties or obligations under this Agreement.  Further, the independent Trustees have the express authority to engage a third party for the purpose of conducting an independent valuation of the assets of Gold-Trust.

5. Third Party Services.  The Administrator will also arrange, but at the expense of Gold-Trust, for:

(i)            one or more Canadian chartered banks and/or other reputable financial institutions to act as bankers and/or custodians of Gold-Trust’s assets; and

(ii)           major trust companies or transfer agents to act as registrars and transfer agents of Gold Trust’s units.

6. Conduct of Administration.  The Administrator covenants and agrees to administer Gold-Trust’s operating business and affairs in an efficient, timely and professional manner in accordance with reasonable and prudent business practices, and the terms and conditions set out in the Trust Declaration.

Gold-Trust acknowledges that the Administrator shall not be responsible for any loss of opportunity whereby the value of any assets of Gold-Trust or the value of any particular gold, monetary or currency investment could have been increased, nor shall it be responsible for any decline in the value of any assets of Gold-Trust, unless such decline is the result of the Administrator’s negligent or willful failure to comply with express directions of either the board of Trustees or duly passed resolution of the Unitholders of Gold-Trust or is the result of a breach of the Administrator’s obligations under this paragraph 6.

7. Access to Records.  The Administrator shall, for the purposes of this Agreement, have full access to the Trustees, officers, auditors and other advisors to Gold-Trust and to the books and records of Gold-Trust, all as reasonably required by the Administrator to discharge its duties hereunder.

8. Record-Keeping.  The Administrator shall arrange to maintain on behalf of Gold-Trust proper books of account and complete records of all transactions of Gold-Trust in gold bullion and other assets of Gold-Trust and shall cause to be provided to Gold-Trust:

(i)            monthly, within twenty-one (21) days of the end of each calendar month-end a statement of account showing all investment transactions of Gold-Trust for the immediately preceding calendar month and a listing of the quantity of gold bullion and certificates and any other assets held by Gold-Trust as at the end of such calendar month;

(ii)           not less than weekly, as of the close of business on a day on which the Toronto Stock Exchange is open for business, the net asset value of each unit of Gold-Trust, to be determined as set forth in Gold-Trust’s Declaration of Trust as in effect from time to time; and

(iii)          the Administrator covenants to maintain records described in this Section 8 for a period of not less than six (6) years from the date of creation of the records in question.

9. Right of Inspection to Gold-Trust.  The Administrator will, on reasonable notice and during normal business hours, make available to and permit the Trustees, officers and agents of Gold-Trust as well as Gold-Trust’s auditors to inspect such books, records and accounts maintained by the Administrator that relate to performance of its duties and obligations hereunder.

10. Fees to the Administrator.  In consideration of the Administrator carrying out its duties and obligations under the terms of this Agreement, Gold-Trust shall pay to the Administrator a declining fee, on a monthly basis, equal to 0.40% per annum for the first U.S.$100,000,000 of Gold-Trust’s total assets, 0.30% per annum for any excess over U.S.$100,000,000 up to U.S.$200,000,000 and 0.20% per annum for any excess over U.S.$200,000,000 of total assets as at the month-end Valuation Date (defined as the last business day of each month on which Gold-Trust determines the net asset value of its units).  Such fees shall be payable on or before the 10th day following the end of each such month.  For such purposes, “total assets” shall mean the total assets of Gold-Trust as at the Valuation Date, valuing gold bullion and other investments at market value and cash, short-term government securities, short-term deposits with financial institutions and prime commercial paper at cost less any outstanding payables, indebtedness or any other liabilities of Gold-Trust.

11. Ownership of the Administrator.  The Administrator agrees that within ten (10) days after receipt at any time of a demand in writing signed by any two Trustees of Gold-Trust, to provide a list of the names of the registered owners of the voting shares of the Administrator and the number of voting shares owned by each of such holders as well as the aggregate number of voting shares of each class then outstanding and, further, hereby agrees to notify Gold-Trust promptly of any change from time to time in registered ownership of voting shares of the Administrator which individually, or in the aggregate in any calendar year, exceeds 5% of the votes attaching to the outstanding common shares of the Administrator.

12. Liability and Indemnity.  In acting in any capacity set forth in this Agreement, the Administrator shall incur no liability for any actions taken or omitted to be taken by it except for its own negligence or willful misconduct, nor shall the Administrator, its directors, officers or employees, be liable for any taxes, assessments or governmental charges of Gold-Trust which may be levied or assessed as against Gold-Trust on any basis whatsoever.  Gold-Trust agrees to indemnify and hold harmless the Administrator from and against any and all losses, costs, claims and liabilities which it may suffer or incur by reason of any matter or thing which the Administrator may properly do or cause to be done pursuant to the terms of this Agreement.

13. Confidentiality.  The Administrator covenants and agrees to keep confidential all information concerning Gold-Trust’s business and affairs which is not otherwise available to the public, required to be disclosed by law or required to be disclosed for purposes of performance by the Administrator of its duties and obligations hereunder.

14. Independent Contractor.  This Agreement is not intended to be and shall not be treated as anything other than an agreement made by Gold-Trust with the Administrator as an independent contractor relating to the administration of the business and affairs of Gold-Trust with the respective rights, duties and obligations of the parties hereto being none other than the those ascribed to them hereunder.  Without limitation, this Agreement (and the relationship between Gold-Trust and the Administrator provided for hereunder) is not a general partnership, limited partnership, joint venture, co-venture, agency or any other form of relationship outside of the terms of this Agreement.

15. Term.  This Agreement shall become effective on the 28th day of April, 2003 and shall be in force until April 28, 2013 and continue in force from year to year thereafter unless terminated by the Unitholders of Gold-Trust as set forth below.  Gold-Trust may terminate the Administrator at any time if the Administrator breaches any of its material obligations under this Agreement and:

(i)            such breach has not been cured within 120 days following notice thereof from Gold-Trust; and

(ii)           within a further 120 days after the expiry of such cure period, such termination is approved by either,

(a)           a written resolution of Unitholders representing, collectively, at least two-thirds of the aggregate number of votes attached to the then outstanding units of Gold-Trust, or

(b)           a meeting of Unitholders by a resolution approved by Unitholders representing at least two-thirds of the votes attached to the units of Gold-Trust which are voted at the meeting at which at least 10% of the outstanding units are represented in person or by proxy, in all cases excluding votes attached to the outstanding units held by or on behalf of the Administrator and Sprott Asset Management Inc.  (so long as it has an Advisory Services Agreement in effect with the Administrator) and their respective affiliates.

16. Notice.  Any notice, approval or other communication (a “notice”) required or permitted to be given hereunder shall be properly given if delivered personally to an employee or offncer of the party to which it is addressed or if sent by prepaid registered mail in the Province of Ontario addressed as follows:

in the case of Gold-Trust, to:

Central Gold-Trust
55 Broadleaf Crescent
Box 10106
Meadowlands P.O.
Ancaster, Ontario,
L9K 1P3
Attention:  Philip M. Spicer, Co-Chairman

with a copy to:

Fraser Milner Casgrain LLP
P.O. Box 100
1 First Canadian Place
Toronto, ON M5X 1B2
Attention:  John S. Elder, Q.C.

in the case of the Administrator, to:

Central Gold Managers Inc.
55 Broadleaf Crescent
Box 10106
Meadowlands P.O.
Ancaster, Ontario,
L9K 1P3
Attention:  J.C. Stefan Spicer, President

or to such other address as either party may from time to time specify by notice given to the other in accordance herewith.  Any notice if delivered personally shall be deemed to have been given at the time of delivery and if mailed as aforesaid shall be deemed to have been given on the seventh business day after mailing.

17. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings, agreements, negotiations and discussions, written or oral, between the parties with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties other than those expressly set forth in this Agreement.  This Agreement may not be amended, supplemented or otherwise modified in any respect except by written instrument executed by the parties.

18. Additional Rules of Interpretation.

(a)   In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(b)   The division of this Agreement into sections, and other subdivisions, and the inclusion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer.

(c)   The words “hereof’, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular section or portion of it.

19. Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

20. Time.  Time shall be of the essence hereof.

21. Governing Law.  This Agreement shall be construed, interpreted and enforced under the laws of the Province of Ontario and the federal laws of Canada applicable therein.

22. Amendment.  No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

23. No Assignment.  No assignment of this Agreement by either party shall be made without the prior written consent of the other.

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IN WITNESS WHEREOF the parties have duly executed this Agreement.

CENTRAL GOLD-TRUST

By:	(signed) “John P. Embry”
John P. Embry, Co-Chairman

By:	(signed) “John S. Elder”
John S. Elder, Secretary

CENTRAL GOLD MANAGERS INC.

By:	(signed) “J.C. Stefan Spicer”
J.C. Stefan Spicer, President

By:	(signed) “Sander Grieve”
Sander A.J.R. Grieve, Secretary